EXHIBIT 99


                                                    PRESS RELEASE



FOR IMMEDIATE RELEASE

CONTACT:  Jon B. Weis
          Director of Corporate Communications
          Entertainment Properties Trust
          (816) 221-7500

          Joe Keenan, Sturges + Word
          (816) 221-7500


             ENTERTAINMENT PROPERTIES TRUST ANNOUNCES
         FIRST QUARTER RESULTS ABOVE ANALYST EXPECTATIONS

KANSAS CITY, Mo. (April 13, 1998) -- Entertainment Properties Trust (EPR:NYSE), a Real Estate Investment Trust (REIT) that owns entertainment-related properties, reported today total income (rental income and interest income) of $6,613,860 for the first quarter ended March 31, 1998.

The company's funds from operations (FFO) for the same period were $5,866,119, which represents $.42 per share. The results were above the First Call composite forecast for the company.

The company also reported net income during that same period of $4,580,414, which represents net income of $.33 per share. This period is the first full operating quarter since EPR went public in November 1997.

"We are pleased with the results of our first full quarter of operations,"President Robert L. "Chip" Harris said. "Our earnings reflect the addition of the Gulf Pointe 30, South Barrington 30 and Cantera 30 megaplex theatre properties and our continued management of our general and administrative costs."

Entertainment Properties Trust was organized as a REIT in August 1997 and raised a total of $276 million through a public offering in November 1997. In March, the Company closed on a $200 million credit facility, which the company expects to use to finance the acquisition of additional megaplex theatres and other entertainment-related properties.

Entertainment Properties Trust is a Real Estate Investment Trust whose principal business strategy is to acquire and develop a diversified portfolio of high-quality properties leased to


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entertainment-related business operators. The Company's common shares of beneficial interest are traded on the New York Stock
Exchange under the ticker symbol EPR.

With the exception of historical information, the matters discussed in this press release involve forward-looking statements as such statements are defined in the Private Securities Litigation Reform Act of 1995, and which may be identified by such words as "continue," "believe," "may," "expect," "hope," "anticipate," "goal," or other comparable terminology. Such forward-looking statements involve risk and uncertainties which include, but are not limited to, the Company's need to diversify its client base, increased competition from other REITs, the dependence on key personnel and other risks. Actual results may differ from those indicated in such forward-looking statements. In evaluating such factors, shareholders and investors are cautioned not to place undue reliance on such forward-looking statements. In addition to the above factors, shareholders and investors are encouraged to review the factors set forth in the Company's prospectus dated November 18, 1997.